EXHIBIT 10.3

LEASE AGREEMENT

THIS LEASE is entered into this 20th day of March, 2018, by and between, S. Frank Prof. Bldg., LLC, an Ohio Limited Liability Company, whose address is P.O. Box 2664, North Canton, 44720 (“Lessor”), and Sarah Adult Day Care Centers, Inc., an Ohio Corporation, whose address is 4580 Stephen Circle, Suite 200, Canton, Ohio 44718 (“Lessee”) and Dr. Merle Griff, individually (“Guarantor”), whose address is 6799 Frank Ave, North Canton, Ohio 44720.

WHEREAS., Lessor and Lessee are parties to that certain Lease Agreement dated August 29, 2003, as renewed (“Original Lease”), pursuant to which Lessor leased to Lessee a portion of) , Lessor’s commercial office building (the “Building” being 5,300 square feet together with the parking areas, drives, utility facilities and related improvements situated on that certain real estate located within the Township of Jackson, County of Stark, Ohio (“Real Estate’’).

WHEREAS, Lessor and Lessee desire to enter into a new lease agreement in lieu of amending the Original Lease, for that portion of the Building currently occupied by Lessee, upon the terms and conditions contained herein.

NOW THEREFORE, in consideration of the terms and conditions contained herein the parties, intending to be legally bound, hereby agree as follows:

1. GRANT OF LEASE. Lessor leases to Lessee, and Lessee leases from Lessor, on the terms and conditions set forth in this Lease, that. portion of the Building containing approximately 5,300 square feet, as incorporated herein (the “Premises”), and Lessor additionally grants to Lessee, during the term of this Lease, the right to use (a) all easements and rights appurtenant to the Premises, (b) all portions of the Building and Real Estate (if any) designed for common use and designated Co on Areas (defined below), (c) all utility lines, pipes, conduits and other similar facilities on the Premises necessary for the use of the Premises, and (d) all parking areas and drives located on the Real Estate.

2. TERM. The primary term of this. Lease shall commence on April 1, 2018, (the “Commencement Date’’) and shall continue for a period of eight (8) Lease Years (“Primary Term”).

“Lease Year” (or where referring to more than one Lease Year, collectively “Lease Years”) means the one year period beginning on the Commencement Date and each anniversary of the Commencement Date; however, if the Commencement Date is a date other than the first day of the month, then each Lease Year will begin on the first clay of the month following the Commencement Date. Rent and any other sums provided in this Lease for which the Lease Year is a factor shall be adjusted and paid oil a pro rata basis for any partial month prior to the first Lease Year.

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3. RENEWAL TERM($). Provided Lessee is not in default under this Lease beyond any applicable period for curing the default, Lessor and Lessee may negotiate for a renewal of this Lease (“Renewal Term”) for one (l) additional period of five (5) Lease Years by giving Lessor a written request for renewal at least ninety (90) days before the expiration of the Primary Term. The phrase “term of this Lease,” “Lease term” or any similar phrases used in this Lease, shall, where appropriate, mean the Primary Term.

4. RENT:

4.1 During Primary Term. Lessee shall pay Lessor as tent and amortized improvements for the Premises during the Primary Term the amounts set forth below at the time periods so indicated, without demand or any deduction, abatement, reduction or setoff:

Lease Year	Annual Rent	Monthly Rent Amount
1-8	$ 79,500,00	$ 6,625,00

4.2 Prepaid Expenses. In addition to and together with the monthly rent, Lessee shall pay $883.33 per month during Lease Years one through five as additional rent to be applied to Lessee’s obligations to reimburse Lessor for insurance (Section 11.2), maintenance (Section 15.1), and real estate taxes and assessments (Section 17.2) (collectively, the “Prepaid Expenses”). For Lease Years six through eight the Prepaid Expenses shall be $1,104.17 per month.

4.3 Payment. Throughout the Primary Term and any applicable Renewal Term, the rent and any additional rent shall be due and payable in equal monthly installments in advance of the 15th day of each month during the term of this tease to Lessor at its notice address, or at such other place as Lessor may designate by written notice to Lessee, without deduction or set off. The rent for any partial month prior to the first full Lease Year shall be prorated on a per diem basis and shall be due and payable on the Commencement Date. If rent or additional rent is not paid in full by the first of the month, but is paid on or before the tenth of the month, there shall be a late charge of Fifty Dollars ($50.00). If rent is not paid in full on or before the 25th of the month, the late charge shall increase to One Hundred Dollars ($100.00).

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4.4 During Renewal Term. During the first renewal term rent shall be Four Hundred Seventeen Thousand Three Hundred Seventy Five ($417,375.00) Dollars, payable in equal installments of Six Thousand Nine Hundred Fifty Six Dollars and Twenty Five Cents ($6,956.25). The second and third renewal periods will be based on a percentage increase to be determined at the time of renewal.

5. SECURITY DEPOSIT. Upon the execution of this Lease, Lessee has, paid Lessor $6,183.33 to be held by Lessor as security for the performance of Lessee’s obligations. If Lessee defaults in the performance of any of its obligations under this Lease, then in addition to any other remedies available to Lessor, Lessor may, at its option, apply the security deposit to discharge any obligation of Lessee or to pay any costs incurred by Lessor as a result of Lessee’s default. Lessee shall be entitled to a refund of the aforesaid deposit from Lessor, without interest, within thirty (30) days after vacation of the Premises at the expiration of this Lease or any renewal thereof, providing that all of the terms of this Lease have been complied with, less any deductions authorized herein and the Premises is left in the same condition or better than the Commencement Date of this Lease.

6. LESSOR’S WORK. Lessee acknowledges that Lessor, at Lessee’s request and sole expense, is undertaking a significant renovation to the interior of the Premises as more particularly set forth in the scope of work attached to this Lease as Exhibit “A” specifically incorporated herein by reference (the “Lessor’s Work’’), to accommodate Lessee’s use of the Premises, Lessee shall have no right to request changes in the Lessor’s Work, except as set forth in Section 6.3 below. Subject to Section 6.3 and 6.4 below, it is anticipated that the Lessor’s Work will be completed by June 1, 2018; provided; however, Lessor does not warrant or guaranty the date of completion of Lessor’s Work, but agrees upon Lessee’s execution of this Lease to diligently undertake Lessor’s Work. Lessee acknowledges and understands that Lessor’s Work may be delayed due to causes beyond Lessor’s reasonable control.

6.1 Payment for Lessor’s Work. In consideration of Lessee’s execution of this Lease, Lessor has agreed to pay the Lessor’s Fees (defined below); provide however, that in the event Lessee breaches this Lease, or vacates the Leased Premises prior to the expiration of the Term, Lessee shall immediately repay Lessor for the Lessor’s Fees, reduced pro rata, based on the date of the breach of this Lease or the date of vacation from the Leased Premises, whichever occurs first. ‘‘Lessor’s Fees” as used in this Lease shall mean both (a) professional fees in the amount of Five Thousand Five Hundred Dollars ($5,500.00) (“Professional Fees”), and (b) the agreed upon cost for Lessor to complete Lessor’s Work, being Seventy Thousand Dollars ($70,000.00), subject to increase for approved Change Orders. The cost of any additional professional fees and work required to obtain an increase to the occupancy permit, or otherwise, will be the sole responsibility of Lessee and will be paid as additional rent in equal monthly installments contemporaneously with the rent, with no right to set off or reduction in the event of Lessee’s breach of this Lease or vacation from the Leased Premises. Upon completion of Lessor’s Work, all improvements, additions, fixtures and equipment installed and/or constructed pursuant to Lessor’s Work, excluding trade fixtures, will remain the sole property of Lessor.

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6.2 Guaranty. Guarantor, in consideration of the Lessor leasing the Premises to Lessee and undertaking the Lessor’s Work, and Lessee’s lease of the same pursuant to the terms of this Lease, does hereby unconditionally and irrevocably guarantee fully the timely payment of Lessor’s Fees as outlined in Section 6.1 above. Guarantor agrees that Lessor is not required to enforce any liability or obligation guaranteed by this Section 6 against Lessee or any other person, as a condition precedent to seeking enforcement against Guarantor. Further, Guarantor agrees that a lawsuit may be brought and maintained against the Guarantor by Lessor to enforce any liability or obligation guaranteed by this Section 6 without the necessity of joining the Lessee or any other person in such lawsuit.

6.3 Change Order. During construction of Lessor’s Work, Lessee shall have the right to request changes to the scope of Lessor’s Work by submitting to Lessor a request for such change, in writing. If the proposed change is acceptable to Lessor, Lessor shall prepare a “Change Order” detailing the plans and specifications necessary for the change and setting forth the additional costs and time necessary to accomplish the same. Lessee shall then review and sign the Change Order to indicate its acceptance of and agreement to pay for the changes set forth in the Change Order. Lessee agrees to pay in cash to Lessor, within ten (10) days of any Change Order approval the agreed amount of the additional cost resulting from Lessor’s performance of work pursuant to the Change Order. Upon approval of any Change Order, the term “Lessor’s Work” shall mean the Lessor’s Work, as modified by the Change Order.

6.4 Construction Delays. Lessee understands and acknowledges that Lessor shall not be liable for any delay to Lessor’s Work resulting from any act or neglect of Lessee or by an agent, employee, or other person or entity in privity with Lessee or by Change Orders, or resulting from any event not within Lessor’s reasonable control, including but not limited to, labor disputes, fire, unusual delay in transportation, adverse weather conditions, delay in obtaining licenses or permits or other actions of governmental authorities, unavoidable casualties, unavailability of labor, materials or equipment, or any other causes beyond Lessor’s control (collectively, “Event of Force Majeure”). An Event of Force Majeure shall extend the time for the completion of the Lessor’s Work for an amount of time no less than the period of such Event of Force Majeure. Notwithstanding anything herein to the contrary, Lessor shall not be liable to Lessee if Lessor’s Work is not completed on or before June 1, 2018 , subject to extension for an Event of Force Majeure.

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6.5 Possession During Construction. Lessee ·shall remain 111 possession of the Premises during construction of Lessor’s Work; provided, however, the Lessee agrees to cooperate with Lessor so as to cause as little interference, as reasonably possible, with Lessor’s performance of Lessor’s Work.

6.6 Common Areas. °Common Areas” shall include, the parking areas; access roads and facilities situated on the Real Estate, the employee parking areas, driveways, pedestrian sidewalks, ramps, landscaped and planting areas, retaining walls, and all other areas. and improvements which may be provided by the Lessor for the general use in common, of lessees of the Real Estate, their officers, agents, employees and all lighting facilities incident thereto, as such areas and facilities may be changed from the to time at the discretion of Lessor. Provided however that Lessee hereby agrees and acknowledges that the fenced in area located at the west ·end of the building is the landscaped area specifically designated for Lessee’s use for its patients or persons in its care (“Patients”). Lessee hereby agrees that all Patients shall be kept in the fenced in area designated exclusively for Lessee’s use and said patients shall be prohibited from using any other landscaped or grassy areas which may be Common Area.

7, CONDITION OF THE PREMISES. Lessee acknowledges that it currently occupies the Premises and accepts the Premises “as is” and agrees that neither Lessor not any of its agents or employees have made any other representations or warranties either written or oral, express or implied, with respect other condition, suitability, state of repair or zoning of the Premises. Lessee waives, releases., and forever discharges Lessor, and Lessor’s agents, successor and assigns, from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, attorney’s fees and expenses of whatever kind and nature, in law or in equity, known or unknown, that Lessee has or in the future may have against a:ny such person ‘based upon or arising directly or indirectly out of the conditions, status, quality, nature or environmental state of the Premises existing as of the date of this Lease.

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8.USE OF PREMISES. Lessee will use and occupy the Premises for the purposes of providing adult day and respite care services to the general public as well as. any and all other activities incidental thereto, In connection with its use and occupancy of the Premises, Lessee shall not permit the Premises to be used for any purpose that would render void, or cause cancellation of any insurance maintained on the building by Lessor, or cause an increase in the premiums for such insurance.

9.COMPLIANCE WITH LAWS. Lessee, at its sole expense, shall comply with all present and future laws and regulations applicable to its use and occupancy of the Premises, and shall make a:nyrepairs, modifications or additions to the Premises that may be required by any of those laws or regulations. Lessee is responsible for the compliance with the Americans with Disabilities Act (“ADA”) in regard to the interior of the Premises. Lessor warrants and represents to Lessee that the construction of the Premises by Lessor shall be in conformance with any and all applicable building standards; rules, regulations or local, state and/or federal laws including, without limitation, the ADA.

10. UTILITIES AND SERVICES.. Lessee shall pay all separately metered utilities, including but not limited to, water, sanitary sewer, electricity, and any other utility services furnished to or consumed on the Premises. Lessor hereby reserves the right to charge Lessee its proportionate share of the sanitary sewer, in the event Lessor is unable to obtain a separate bill for the sanitary sewer. Any utility costs, charges or expenses not specifically allocated to Lessee shall be the responsibility of Lessor. If a utility ‘service cannot be put in Lessee’s name;:, then Lessee shall, within five (5) days of receiving a. utility invoice from Lessor, pay said utility bill directly to the utility provider. If Lessee fails to pay the full amount due to the utility provider, Lessor may pay the amount due. Lessee shall immediately pay to Lessor the amount advanced for utilities, plus interest a:t the rate of ten percent (10%) from the date the advancement was mJi.de until paid in full.

11. PUBLIC LIABILITY AND FIRE INSURANCE.

11.l Public Liability Insurance. Lessee shall procure and maintain commercial general liability insurance for the Premises with policy limits of not less than $1,000,000.00 for personal injury or death and $500,000.00 property damage per occurrence. Lessor and any mortgagee shall be named as additional insureds under this policy, on a primary basis. The policy shall contain an agreement by the insurer that it will not cancel the policy except after fifteen (15) days’ prior written notice to Lessor and Lessee and that any loss otherwise payable shall be payable notwithstanding any act or negligence of Lessor or Lessee that might, absent such agreement, result in a forfeiture of all or a part of the insurance payment.

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11.2 Fire and Casualty Insurance. Lessor shall keep the Building and all other improvements located on the Real Estate insured against loss by fire and all of the risks and perils insured against in a “special form” commercial property insurance policy in an amount not less than 80% of the replacement cost thereof. Lessor may also obtain such additional coverages as it deems appropriate for the building, including, but not limited to, boiler and machinery and rent loss insurance or endorsements. This insurance shall be written by a company of recognized financial standing that is authorized to do an insurance business in the State of Ohio. Lessee shall pay, as additional rent, its proportional share of Fire and Casualty Insurance required by Lessor to keep and maintain upon the Premises. Lessee’s proportional share of insurance shall be the total amount of such insurance multiplied by a fraction, the numerator of which shall be- the number of square feet of floor area within the Premises, and the denominator of which shall be the number of square feet of leasable floor area within the Building and such other improvements located on the Real Estate.

Said insurance shall be due and payable in advance by the first day of each calendar month in an amount equal to one-twelfth (1/12) of Lessee’s proportionate share of insurance.

Within forty five (45) days following the end of each Lease Year pursuant to the term of this Lease, Lessor shall furnish to Lessee a statement of the total amount of such insurance and the actual amount of Lessee’s proportionate share of the insurance amounts stated herein. If Lessee’s proportionate share of insurance from any year exceeds the total amount paid by Lessee for such period, Lessee shall, within fifteen (15) days of receipt of invoices from Lessor, pay the difference between the actual amount paid by Lessee and Lessee’s proportionate share of insurance. If Lessee has paid more than its proportionate share, Lessor shall (i) reimburse such excess to Lessee, within thirty (30) days of Lessor’s statement to Lessee referenced above, in the event that such overpayment occurs by the Lessee in the final year of this Lease, or any renewals thereof; or (ii) credit to Lessee such excess amount and apply the same to reduce the estimated amounts payable by Lessee next becoming due. During any part of the then hereof which shall be less than a full calendar year, any insurance charges contemplated herein, shall be prorated on a daily basis between the parties to the end that Lessee shall only pay such charges attributable to the portion of the calendar year occurring within the term of this Lease.

11.3 Certificates. At the commencement of the term of this Lease, Lessee shall deliver to Lessor a certificate of the insurance required to be maintained under Paragraph 11.1. Lessee shall also deliver to Lessor at least ten (10) days prior to the expiration date of such policy (or of any renewal policy), certificates for the renewal of this insurance.

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12. WANER OF LIABILITY. Lessor and Lessee on behalf of themselves and all others claiming under them, including any insurer, waive all claims against each other, including all rights of subrogation, for loss or damage to their respective property arising from fire and any of the other perils normally insured against in a “special form” policy of commercial property insurance, regardless of whether insurance against those perils is in effect with respect to ‘such party’s property and regardless of the negligence of either party. If either party so requests, the other party shall obtain from its insurer a written waiver of all rights of subrogation that it may have against the other party.

13. INDEMNIFICATION. Except to the extent liability has been waived under Paragraph 12:

(a)

Lessee shall indemnify and hold Lessor harmless against any and all claims, liabilities, damages or losses, and any attorneys’ fees and other incidental expenses resulting from injury or death of any person or damage to property occurring on or about the Premises or arising in conjunction with the use and occupancy· of the Premises by Lessee or others claiming under Lessee, unless the. death, injury or damage was sustained as a result of any tortious or negligent act of Lessor or of its employees, agents or contractors, or by reason of the breach of any of Lessor’s obligations under this Lease. In addition, Lessee shall indemnify and hold Lessor harmless against any claims, liabilities, damages, losses or expenses resulting from the release of hazardous substances, hazardous wastes or petroleum products on or from the Premises or other violations of applicable environmental laws occurring during the term of this Lease,

(b)

Except with respect to the negligent and/or intentional acts or omissions of Lessee, its agents or employees, Lessor shall indemnify Lessee and save Lessee harmless from and against any and all claims, actions, lawsuits, damages, liability and expense (including but not limited to attorney’s fees) arising from loss, damage or injury to persons or property occurring in, on or about the Building, Real Estate or Premises, or occasioned wholly or in part by any act or omission of Lessor, Lessor’s agents, contractors, customers or employees.

14. ENVIRONMENTAL.

14.1 As used in this Lease1 the term “Hazardous Substance” shall mean:

(a)

All materials and substances defined as “hazardous substances,” “hazardous materials,” “toxic substances,” “hazardous waste,” “toxic chemicals,” “solid waste”, “infectious waste,” or similar terms in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §·9601 et seq.), as amended by Superfund Amendments and Reauthorization Act of 1986 (Pub. L 99499, 100 Stat, 1613), (a) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., (iv) Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq. (33 U.S.C, § 1321) or listed pursuant to. Section 307 of the Clean Water Act(33 U.S.C, § 1317), or (v) Sections 3734.0l and Section 3751.01 of the Ohio Revised Code, as any of the same may be amended or supplemented from time to time;

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(b)

All materials and substances listed in the United States Department of Transportation Table (49 CPR 172.101) or by the Environmental Protection Agency as hazardous substances, as the. same may be amended or supplemented. from time to time;

(c)	Any material or substance that is petroleum or a petroleum derivative, asbestos; polychlorinated biphenyl, a flammable explosive; or a radioactive material; and

(d)	Such other substances, materials and wastes that are or become regulated as hazardous or toxic under applicable local, state or federal law.

14.2 During the Lease term; Lessee shall comply with all applicable federal, state and local laws, regulations, administrative rulings, orders, ordinances, and the like, pertaining to the protection of the environment, including, but not limited to, those regulating the handling and disposal of Hazardous Substances (“Environmental Laws”). Further, during the term of this Lease, neither Lessee nor any agent or party acting at the direction or with the. consent of Lessee shall manufacture, use, treat, store, or dispose of any Hazardous Substance except (a) in quantities incidental to Lessee’s primary use described in Paragraph 8, and (b) in full compliance with all applicable Environmental Laws.

14.3 Without limiting any other indemnities contained in this Lease, Lessee agrees to Indemnify and defend Lessor and all other Indemnified Parties identified in Paragraph 15.1 against; and to hold the Indemnified Parties h less from, any and all claims, demands; losses, liabilities, damages, injuries, costs and expenses (including, but not limited to, fees and disbursements of attorneys, experts and consultants) paid or incurred by, or asserted against, the Indemnified Parties for, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release onto or from the Premises, of any Hazardous Substance placed on or under the Premises during the term of this Lease and until possession of the, Premises is returned to Lessor, if such contamination was caused by, or within the control of, Lessee.

14.4 In the event that any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (the “Remedial Work’’) is necessary under any applicable Environmental Law because of, or in connection with, the presence or suspected presence of contamination for which Lessee is responsible pursuant to the preceding subsections about, under, within or near the Premises, Less.ee shall, ·within ninety (90) days after written demand for performance by any Indemnified Party or governmental authority having jurisdiction (or such shorter period of time as may be required under any applicable law, regulation, order or agreement); promptly commence and diligently prosecute to completion all such Remedial Work. All Remedial Work shall be performed by one or more contractors approved in advance in writing by Lessor. The Remedial Work shall be completed in compliance with the requirements of all governmental agencies having jurisdiction. All costs and expenses related to such Remedial Work shall be paid by Lessee.

14.5 Lessee shall give immediate written notice to Lessor of: (i) any proceeding, inquiry, notice, or other communication by or from any governmental or non-governmental entity regarding the presence or suspected presence of any Hazardous Substance at, on, about, under, within, near or in connection with the Premises; (ii) all claims, demands, suits and the like whether by a governmental agency or otherwise, relating to the environmental condition of the Premises; and (iii) the receipt of any notice or discovery of any information regarding any actual, alleged, or potential use, manufacture, production, storage, spillage, seepage, release, discharge, disposal or any other presence or existence or any Hazardous Substance at, on, about, under, within, near or in connection with the Premises.

14.6 Lessor warrants and represents to Lessee that upon the Commencement Date the Premises is free from any and all Hazardous Substances, hazardous waste, petroleum products, as well as all other hazardous materials, the presence of which would constitute a violation of any applicable Environmental Law.

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15. MAINTENANCE.

15.1 Lessor’s Repairs. Lessor, at its expense1 shall perform all repairs and maintenance and make all replacements as are necessary to keep in good order, condition and repair the roof and all structural elements and portions of the Premises and Building, including structural walls floors and foundations, and all Common Areas.

In addition to the foregoing, unless otherwise specified herein, throughout the Primary and Renewal Terms, Lessor shall be responsible for: operating, maintaining, insuring, repairing, replacing, and upgrading the Real Estate and Building including the Common Areas and any other areas maintained by Lessor for the benefit of the Real Estate or Building, including, without limitation, removing snow and ice when there is 2 or more inches of registered snow; cleat1ing, gardening and landscaping; maintenance, repairs and replacements of the paving, curbs, walkways, light poles, drainage equipment, electrical equipment, plumbing facilities and other facilities; maintenance, repairs and replacements of the roofs, exterior walls, foundations, gutters, and roof drainage systems serving the Real Estate or Building; capital improvements; line painting; and repair and replacement of utility facilities serving the Real Estate or Building. Notwithstanding anything in this Lease to the contrary, Lessee shall be responsible for its proportionate share of the foregoing maintenance expenses, which are included in the Prepaid Expenses s.et forth above, and to be paid as additional rent.

15.2 Lessee’s Repairs. With respect to the interior of the Premises only, Lessee shall, at its expense, perform all repairs and maintenance and make all replacements as are necessary to keep in good order, condition and repair;

(a)	All portions of the interior of the Premises including, but not limited to, interior walls, floor coverings, carpeting, finished ceilings, light fixtures, doors and entranceways, glass, and windows;

(b)	All electrical service including, but. not limited to, replacement and repair of all light bulbs, ballasts, starters, fluorescent tubes and switches;

(c)

All plumbing and sewer systems that both exclusively serve the Premises and are located within said Premises. Provided, however, that should any repairs be required to the plumbing and sewer systems. outside said Premises and the same is caused by the acts of Lessee or its agents, invitees, or guests, then Lessee shall pay for same.

(d)

Shall dispose of all waste and rubbish used in the trade or business, including hazardous or medical waste used in Lessee’s business which requires special handling or disposal; or which requires special permits from Federal, State or Local regulators. Lessor at Lessor’s option may require Lessee to subscribe to Lessor’s designated waste and rubbish disposal service company that serves the Building and designate the location within the Building Common Area that is to be used for waste and rubbish collection by Lessee,

(e)

Shall keep and maintain the Common Areas directly outside entrance and exit ways to the Premises free of snow and ice, except to the extent that Lessor shall be responsible for snow and ice removal when 2 or more inches of registered snow has fallen.

(f)

All HVAC equipment and its components, which shall include but not be limited to, total replacement and seasonal maintenance of said systems. Lessor shall pay any cost in excess of $1,000.00 annually for repair, replacement and/or maintenance of the HVAC system.

(g)	Shall repair any and all damage caused by Lessee, its employees, agents, contractors, customers, invitees and guests to the canopy located above the entrance to the Premises.’

(h)

Lessee further agrees that it will not cause or permit any waste or damage to the Premises. In addition, Lessee at its expense shall repair, replace or restore all damage to the Premises or the Building caused by the negligent acts or missions of Lessee or its agents, contractors, employees or invitees, or by a breach by Lessee of its obligations under this Lease? except to the extent liability is waived under Paragraph 12.

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16. IMPROVEMENTS BY LESSEE. Lessee shall have the right to make such nonstructural alterations, additions or improvements within the Premises as it considers necessary or desirable for the conduct of its business, provided that (i) Lessor has approved said alterations; (ii) all work shall be done in a good and workmanlike manner and in accordance with all applicable laws and regulations and the other provisions of this Lease; (iii) the structural integrity of the. building shall not be impaired; (iv) Lessee shall submit to Lessor complete plans and specifications for any alterations, additions or improvements to the Premises; (v) Lessee shall not unreasonably interfere with the use of the building by Lessor or any other tenants; (vi) Lessee shall not permit any liens to attach to the Premises. Except as otherwise provided, all signs, furnishings, trade fixtures and other removable personal property paid for and/or installed in the Premises. by Lessee and not constituting a part of the Building shall remain the property of Lessee and shall be removed by Lessee upon the termination of this Lease, provided that any of such items as are affixed to the Premises and requite severance shall be removed by Lessee, and Lessee shall repair any damage caused by such removal. Those items not removed by Lessee on or before thirty (30) days after the termination of this Lease, and vacation of the Premises by Lessee, shall he deemed abandoned by the Lessee and, at Landlord’s election, may be treated and/or disposed of by Lessor as Lessor’s property without further right or claim thereto by Lessee, except that Lessee shall reimburse Lessor for the cost of removal, if Lessor elects to, have the same removed.

17. REAL ESTATE TAXES.

17.1 Payment Of Taxes and Assessments; License. Lessee shall pay as additional rent, Lessee’s proportionate share of all real estate taxes and assessments, both general d special, levied and assessed against the land, building and all other improvements of the Real Estate. Lessee’s proportionate share of taxes shall be the total amount of such taxes multiplied by a fraction, the numerator of which shall be the number of square feet of floor area within the leased Premises, and the denominator of which shall be the number of square feet of the leasable floor area within the Building and such other improvements located on the Real Estate.

Said taxes shall be due and payable in advance by the first day of each calendar month in an amount equal to one-twelfth (1/12) of Lessee’s proportionate share of taxes. Within forty five (45) days following the end of each Lease Year pursuant to the term of this Lease; Lessor shall furnish to Lessee a statement of the total amount of such taxes and the actual amount of Lessee’s proportionate share of the tax amounts stated herein, If Lessee’s proportionate share of taxes from any tax year exceeds the total amount paid by Lessee for such period, Lessee shall, within fifteen (15) days of receipt of invoices from Lessor, pay the difference between the actual amount paid by Lessee and Lessee’s proportionate share of taxes. If Lessee has paid more tha11 its proportionate share, Lessor shall (i) reimburse such excess to tenant, within thirty(30) days of Lessor’s statement to Lessee referenced above, in the event that such overpayment occurs by the Lessee in the final year of this Lease, or any renewals thereof; or (ii) credit to Lessee such excess amount and apply the same to reduce the estimated amounts payable by Lessee next becoming due. During any part or the term here of which shall be less than a full calendar year, any tax charges contemplated herein shall be prorated on a daily basis between the parties to the end that Lessee shall only pay such charges attributable to the portion of the calendar year occurring within the term of this Lease.

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Lessee shall pay, when due all license fees. and other public charges, levied, assessed or imposed, or which become due and payable during the Term hereof, or any renewals or extensions thereof upon arty trade fixtures, furnishings, equipment, and all other personal property Of Lessee installed or located in the leased Premises. Whenever possible, Lessee shall cause said trade fixtures, furnishings, equipment, and personal property to be separately assessed. If, however, any or all of said items shall, be assessed and taxed with the real property, Lessee shall pay to Lessor such taxes or other charges as are attributable to Lessee’s trade fixtures, furnishings, equipment, and personal property.

Should any governmental taxing authority levy; assess, or impose any rental tax, excise or assessment (other than income or franchise tax) upon or against the rentals payable by Lessor or Lessee, whether by way of substitution for or in addition to any excising tax on land and buildings or otherwise, Lessee shall be responsible for and shall pay any such tax, excise or assessment, or shall reimburse Lessor for the amount thereof, as the case may be.

18. DAMAGE AND DESTRUCTION. If during the term of this Lease the Premises are so damaged by fire or other casualty as to be rendered untenantable by Lessee in whole or in substantial part, then either Lessor or Lessee may terminate this Lease effective the date of such casualty (regardless of the extent of the damage to the Premises), or if the insurance proceeds are insufficient to repair the damage to the building or Lessor’s mortgagee elects to apply any of the proceeds to the mortgage debt, Lessor may terminate this Lease effective the date of such casualty.

These elections by Lessor or Lessee shall be made within thirty (30) days after the occurrence of the casualty; or shall be deemed waived. If this Lease is not so terminated, either because the damage does not render the Premises untenantable by Lessee, either in whole or in substantial part or because neither Lessor nor Lessee elects to terminate this Lease pursuant to the preceding provisions, then Lessor shall, with all clue diligence, repair and restore the Premises to substantially their original condition (notwithstanding any alterations or improvements made by Lessee) by not later than one hundred eighty (180) days after the occurrence of the casualty or within such longer period as may be permitted due to any “Excusable Delay” as. defined below. The rent shall be abated in proportion to the unte11antable space until the Premises are restored. If this Lease is terminated by Lessee or Lessor pursuant to this Paragraph 18, Lessor shall refund any rent prepaid beyond the effective date of termination. The term “Excusable Delay” shall mean any one or more of the following: labor disputes, fire or other casualty, unusual delay in transportation, adverse weather conditions, unavailability of labor, materials and equipment and any other causes beyond Lessor’s reasonable control.

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19. CONDEMNATION. If during the Lease term the Premises or any part of the Premises is taken by eminent domain or sold under threat of taking by eminent domain, and the loss of that part of the Premises so taken or sold substantially interferes with Lessee’s use of the Prernis.es, then Lessee may terminate this Lease by giving Lessor written notice. This termination shall be effective as of the date of the occurrence of the taking or sale. Lessor shall also have the right to terminate this Lease if all or any substantial part of the Premises or building is taken or condemned or sold under threat of taking. The rights of termination of Lessor and Lessee under the preceding sentences shall be exercised within a reasonable time after notice of the taking, but in no event later than the effective elate of the taking or sale. If the Premises are taken in whole or in part but this Lease is not terminated by a party exercising its rights under the preceding provisions, Lessor shall promptly restore any damage to the Premises to the extent reasonably possible (but Lessor is not required to expend more than the amount of the condemnation proceeds received by Lessor for such purposes) and the rent for the Premises shall be proportionately reduced commencing on the date when possession of the part so taken or sold is surrendered by Lessee. If this Lease is terminated pursuant to this Paragraph 18, Lessor shall refund to Lessee any rent prepaid beyond the effective date of termination.

In the event of any taking or sale of the kind described in the preceding paragraph, Lessee irrevocably assigns to Lessor any award, compensation or payment to which Lessee may become entitled by reason of Lessee’s interest in this Lease, the Premises or any leasehold improvements. Nothing. in this Lease shall impair Lessee’s right to any award or payment on account of Lessee’s trade fixtures, moving expenses and loss of business, if available, to the extent Lessee ha.$ a right to make a claim against the person or entity having. the power of eminent domah1, but in no event shall any such claim be based on the value of Lessee’s leasehold interest or reduce the award otherwise payable to Lessor,

20. DEFAULT.

20.l Lessee’s Default. Lessee shall be in default of this Lease if (a) Lessee fails to pay the rent or any other amount required to be paid by Lessee within ten (10) days after the same becomes due and payable under the terms of this Lease; (b) Lessee fails to perform any other duty or obligation imposed by this Lease and the default continues for a period of thirty (30) days after written notice is given to Lessee by Lessor, or for an unreasonable period of time if thirty (30) days is not sufficient time to repair, remedy or correct such default; (c) Lessee suffers an execution, attachment, or other order of any court to be issued upon or against the interest of Lessee, and the same is not discharged within thirty (30) days of Lessee’s notice. thereof; and (d) Lessee shall become bankrupt, or if any debtor proceedings in state court are taken, or have been taken against Lessee, or if a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or a trustee for all or a portion of Lessee’s property, or if the Lessee makes an assignment for the benefit of creditors, or petitions for or enters into a common law arrangement, or if Lessee’s assignee of this Lease suffers any of the above.

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20.2 Remedies. In the event of Lessee’s default, Lessor shall have the option to terminate this Lease. Agreement. Whether or not Lessor elects to terminate this Lease, Lessor may immediately recover from Lessee, and. Lessee shall be liable to Lessor for, all rent due and unpaid. If Lessor elects to terminate this Lease, Lessor shall have the right to re-enter and take possession of the Premises and its contents. Lessor shall be entitled to the damages caused by Lessee1s default, If Lessor does not elect to terminate this Lease, Lessor may, without waiving or postponing any other rights given it by law or provided for in this Lease, re-let the Premises on such terms” as it deems best, and apply the proceeds to payment of past due rent and the rent due for the balance of the term. These remedies shall not be deemed exclusive, and Lessor shall have all other rights and remedies provided by law or equity.

21. ASSIGNMENT AND SUBLETTING. Lessee shall have the right to assign this Lease in whole or in part or sublet any part or all of the Premises.

22. SUBORDINATION AND ATIORNMENT. This Lease and all of Lessee’s rights under this Lease are subject and subordinate to all mortgages placed on or affecting the Premises and ail renewals, modifications, consolidations, replacements, substitutions, additions and extensions of any of those mortgages and any other mortgage now or in the future affecting the Premises or any interest in the Premises (collectively “Mortgages”). In confirmation of this subordination, Lessee promptly shall execute and deliver any subordination agreement that Lessor may request. In. the event any proceedings are brought for the foreclosure of any Mortgage, Lessee shall, upon request; attorn to the purchaser or transferee upon foreclosure, and recognize the purchaser or transferee as the Lessor under this Lease to the same extent and effect as the original Lessor. Lessee agrees to execute and deliver upon the request of Lessor, or any purchaser or transferee, any instrument necessary or desirable to evidence this attornment. Lessee waives any right that it may have by law to terminate this Lease or to surrender possession of the Premises by reason of any foreclosure proceeding.

23. QUIET ENJOYMENT. Lessor covenants that it has the full right and authority to make this Lease and that if Lessee pays the ren.t and performs all of the terms of this Lease, Lessee shall peaceably and quietly enjoy and possess the Premises throughout the term, subject only to the conditions set forth in this Lease,

24.SUCCESSORS AND ASSIGNS. The conditions, covenants, and E,1greements in this Lease to be kept and performed by Lessor and Lessee shall bind and inure to the benefit of their heirs, personal representatives, successors, and assigns.

25.PERSONAL PROPERTY. All trade fixtures, furnishings, equipment and other personal property placed or maintained on the Premises shall be at Lessee’s sole risk, and except for Lessor’s negligence or that of its agents and/or representatives, Lessor shall not be liable for any loss or damage to such property from any cause whatsoever.

26.LIABILITY OF LESSOR. If Lessor fails to perform any of its obligations under this Lease, as a consequence of this default, Lessee shall have all right and remedies available in law and equity.

27. WAIVER. No waiver of any condition or covenant of this Lease by either party shall be deemed to imply or constitute a further waiver of the same or any other condition or covenant, and nothing contained in this Lease shall be construed to be a waiver on the part of Lessor of any right or remedy in law or otherwise.

28. HOLDING OVER. Any holding over beyond the expiration of the term of this Lease shall be construed to be a tenancy from month to month at the same monthly rental rate that was paid during the last month of the Lease term, and shall otherwise be on the same terms and conditions as provided in this Lease.

29. SURRENDER. Upon the expiration or earlier termination of this Lease, Lessee shall surrender to Lessor the Premises in good condition and repair, ordinary wear and tear since the last repair required by this Lease, fire and other casualty or governmental takings excepted,

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30. SEVERABILITY. If any provision of this Lease or its application to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstanc.es other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

31. EMINENT DOMAIN. If the entire Real Estate, Building or the Premises shall be appropriated or purchased pursuant to any statute or right of eminent domain, or such a portion thereof that Lessee is unable to conduct its business efficiently, economically and without substantial impairment, this Lease shall be terminated effective as of the date it shall be necessary for the Premises to be turned over to the taking authority by reason of such appropriation or purchase, If this Lease shall terminate as herein provided, then Lessor and Lessee shall be released and discharged from all obligations and liabilities hereunder from and after the effective date of such termination.

If a portion of the Real Estate, Building or the Premises1 as described above, shall be so appropriated or purchased, and a part thereof remains which will enable Lessee to conduct its business efficiently, economically, and without substantial i111painnent, Lessor shall proceed with all reasonable speed to, complete the repair, replacement and restoration o:f the remainder of the Building, Premises, and Common Areas to a condition which shall be as nearly equivalent as feasible to the condition in which the Premises were immediately prior to such appropriation or purchase. In such case; this Lease shall continue in force and effect, in which event a proportionate allowance shall be made to Lessee on the rent and other charges herein before stipulated for the remainder of the term of this Lease and any extension thereof, corresponding to the portion of the Premises of which Lessee is deprived. A proportionate allowance shall also be made to Lessee against the rent and other charges corresponding to the portion of the remainder of the Premis.es of which and to the time during which Lessee is so deprived by reason of repairs, replacement or restoration. Notwithstanding the aforesaid; if a portion of the Premises shall be so appropriated or purchased during the last year of the term of this Lease, Lessee shall have the right to terminate this Lease effective as of the date of such appropriation or purchase, by written notice to Lessor, and Lessor and. Lessee sha11 be released and discharged front all obligations. and liabilities. hereunder from and after the date of such termination.

If this Lease is terminated as aforesaid, Lessor and Lessee may assert their separate claims against the taking authority at their own expense for compensation as their respective interests in the real estate and leasehold improvements may appear, and may retain the proceeds resulting from their respective efforts, or for any other damages to their business.

For the purpose of this section, the phrase “term of this Lease” shall mean the next renewal term of this Lease if Lessee, at any time prior to the expiration of fifteen (15) days after the date of possession is taken by the authority, shall have exercised Lessee’s next option to extend the term as provided herein.

Any such appropriation or purchase shall not operate as or be deemed an eviction of the Lessee or a breach of Lessor’s covenant for quiet enjoyment.

32. SIGNS. Lessee shall submit a scaled drawing of all exterior signs and obtain Lessor’s written consent prior to the fabrication, construction, it installation of all signs. Lessee shall design the sign to be aesthetically congruent with the architecture of the Building. Notwithstanding the foregoing, it is understood and agreed that as of the date of this Lease, Lessor has approved Lessee’s sign(s). The size of the overall framework shall be determined by Lessor and shall not be more than the minimum size allowed by local ordinances. The location of said sign shall be determined by Lessor and Lessee shall be as specified on the Plans and Specifications or as otherwise mutually agreed to by the parties hereto.

All identification signs of Lessee shall be paid for and maintained by Lessee and shall be. used solely for the purpose of indicating that Lessee is occupying the Premises.

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Lessee. shall not display any exterior banners; mobile signs, or other similar types of’ exterior displays without Lessor’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

Not withstanding the foregoing, it is agreed to among the parties that Lessor shall, at its expense and in connection with Lessor’s construction of the Building, erect a sign adjacent to Frank Avenue or Eastlake identifying occupants of the Building, Lessee shall pay its proportionate share of the sign lettering necessary for Lessee is portion of the sign. Lessor shall have the right to approve of all lettering for the sign prior to it's installation.

Lessee shall have the right to remove its identification signs at the termination of this Lease, provided Lessee makes any repairs resulting by reason of said removal,

33. PROPORTIONATE SHARE. Where the term proportionate share is used in this Lease, it shall, be determined by dividing the total square foot amount of leasable floor area (outside dimension) contained in the Building and, if applicable, other improvements located on the Real Estate, into the square foot amount of floor area to be leased by Lessee in the Premises to arrive at a percentage. This percentage determines the percentage of floor area occupied.by Lessee in proportion to the entire amount of leasable floor area in the Building and such other improvements. The costs of the items enumerated herein shall be multiplied by the said percentage in order to determine Lessee’s proportionate share. The percentage allocated to the Premises as it. relates to the Building as a whole is not meant as, nor shall it be construed as, a representation by Lessor as to the rentable or useable square footage of the Premises.

Notwithstanding any other provisions contained within this Lease, with respect to Lease Years one through five occurring within the Primary Term, Lessee’s proportionate share of all costs (including, without limitation, such costs described m Sections 11.2 and 17.l) shall not exceed $10,600.00. Notwithstanding any other provisions contained within this Lease, with respect to any Lease Years six through eight occurring within the Primary Term, Lessee’s proportionate share of all costs (including, without limitation, such costs described in Sections 11.2 and 17,1) shall not exceed$ 13,250.00.

34. ACCELERATION CLAUSE. If Lessee fails to perform any of the covenants provided in this Lease including; but not limited to, payment of rent or vacates the Premises before the end of the Term, Lessor may, at bis sole option, declare all amounts due under this Lease immediately due and payable, may declare the Term of this Lease ended and enter into the possession of the Premises and all buildings, structures, fixtures and improvements, thereon, and recover all damages arising out of such default, and/or Lessor may, at his election) sue for and recover all such damages without declaring said Term ended and without entering into such possession. In addition, subject to applicable law, if Lessee fails to perform any of the covenants provided in this. Lease including, but not limited to, payment of rent, Lessor may, at this sole option, retain all payments made by Lessee pursuant to this Lease as liquidated damages and Lessor has the right to re-enter and take possession. The failure of Lessor to exercise his rights under the aforesaid liquidated damage clause shall not prejudice Lessor’s right to recover from Lessee all rents due and any damages or other amounts due Lessor for breach of any covenant or agreements herein stipulated to be performed by Lessee.

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35. MEMORANDUM OF LEASE. The parties shall execute a memorandum of this Lease in recordable form in accordance with the provisions of Section 5301.251 of the Ohio Revised Code. Said memorandum shall be filed for record with the Recorder’s office, Stark County, Ohio by the Lessor within thirty (30) days of its execution by the parties hereto.

36. NOTICES. All notices to be given to either party shall be deemed given ‘if made in writing and deposited in the United States certified mail, postage prepaid, return receipt requested., and addressed to the parti.es at the following addresses:

Lessee’s Address:	Sarah Adult Day Care Centers, Inc. 4580 Stephen Cir., Suite 200 Canton, Ohio 44718

Guarantor’s Address:	Dr. Merle Griff 4580 Stephen Circle, Suite 200 Canton, Ohio 4478

Carbon Copy to:	Blake R. Gerney Oldham & Dowling 195 South Main Street, Suite 300 Akron, Ohio 44308.-1314

Lessor’s Address:	S. Frank Prof. Bldg., LLC Attn: Jon Scheetz P.O. Box 2664 North Canton, Ohio 44720

Carbon Copy to:	Matthew R. Hunt Krugliak, Wilkins, Griffiths & Dougherty Co., L.P.A.
4775 Munson St. NW Canton, Ohio 44718

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Either party may change its notice address by giving notice to the other in the foregoing manner.

37. RIGHT OF ENTRY, Lessor shall have the right to enter the Premises during normal business hours to examine their condition, to make any repair and to show the Premises to persons interested in purchasing or leasing the same. Except in the case or an emergency, Lessor shall give Lessee at least 24 hours’ notice before any entry.

38. ESTOPPEL CERTIFICATE. Within ten (10) days after any request by Lessor, Lessee shall execute an estoppel certificate to evidence (a) the existence or nonexistence of any default under this Lease by Lessor or Lessee, any amendments to this Lease or prepayments of rentals and (b) such other facts with respect to this Lease as Lessor or any mortgagee may reasonably require.

39. ENTIRE AGREEMENT. This Lease contains the entire agreement between the parties and supersedes all prior understandings. No amendment to this Lease shall be valid unless in writing and executed by the party against whom enforcement of the amendment is sought.

40. JOINT PREPARATIONS. This Lease is deemed to have been prepared jointly by the patties hereto and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of rules of interpretation for arm’s length transactions.

41. CAPTIONS. The captions of this Lease are for convenience of reference only and shall not be considered in the construction of any provisions of this Lease.

42. VARIATION IN PRONOUNS. All the terms and words used in this Lease, regardless of the number and gender In which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, .masculine, feminine or neuter, as the context of this Lease or any paragraph or clause herein may require, the same as if such terms and words had been properly written in the appropriate number and gender;

43. BROK.ER. Lessor and Lessee represent and warrant that they have not dealt with any real estate broker in connection with this Lease except for Tom Jackson Commercial Realty (“Broker”), 4706 Douglas Circle NW, Canton, Ohio 44718. Any and all commissions, costs or expenses of Broker related to this Lease shall be paid for by Lessor. Lessor and Lessee agree to indemnify and hold each other harmless from all liabilities arising from any claim resulting from their having dealt with any broker or agent, other than l3roker, in connection with this Lease.

44. APPLICAI3LE LAWNENUE. The laws of the State of Ohio shall govern the validity, performance, interpretation and enforcement of this Lease without resort to conflict of laws principles. Any and all disputes, claims and/or controversies arising from Lessee’s occupancy of the Premises or in any way related to this Lease shall be venued in the state or federal courts having jurisdiction in Stark County, Ohio.

[Signature Page to Follow]

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SIGNED as of the date first written above.

LESSOR: S. FRANK PROF. BLDG, LLC		LESSEE: SARAH DAY CARE CENTERS, INC.

By:	/s/ John J. Scheetz	By:	/s/ Merle Griff
JON. J. SCHEETZ, MEMBER

GUARANTOR: DR. MERLE GRIFF

By:	/s/ Merle Griff

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SCHEETZ COMPANIES	Scheetz Building Corporation Scheetz Residential Construction and Servlces 8060 Frank Avenue N.W. North Canton, Ohio 44720 330-497-6466 Fax 330-497-6498 www.scheettco.com

June 21,2017

Doctor Merle Griff

CEO

6799 Frank Ave

N. Canton OH 44720

mgriff@sarahcare.com

EXHIBIT A

Dear Doctor Griff,

Listed below-is the scope of work. that we have proposed for the interior renovations at your Sarah Care location on Frank Ave.

Included in this proposal is the following:

1.	Replace all carpet throughout with carpet that is to be glued down, (Quote includes Mohawk-Alma Mater. Color to be determined), We have allotted $1.33 per square feet (2,340 sq. ft. total),
2.	Install a glue down plank flooring over all existing VCT, (Includes Mohawk-Preference Plus 12mill. Color to be determined). We have allotted $1.77 per square feet (3,240 sq, ft, total).
3.	Replace all 'vinyl base. ·Color to be determined.
4.	Remove all wallpaper and bordering throughout facility and add a drywall skim coat over said areas.
5.	Drywall patch and repair throughout the facility.
6.	Repaint all wall, doors, and frames throughout facility.
7.	Paint bollard by front door "Safety Yellow”.
8.	Paint the exterior doors at the main entrance.
9.	Install double lock hardware between the break room and file room.
10.	Replace dishwasher with the dishwasher that was removed from the downtown location.
11.	Removal of existing hair station and replace with sink that was removed from the downtown location.
12.	Remove urinal in men's restroom and add an additional stall with toilet.
13.	Replace the toilet partitions in the men’s restroom due to new configuration.
14.	Remove bathtub and replace with a wheel-in shower. This includes moving the drain and adding plumbing for new faucet,
15.	A $300 allowance to look at the thermostats and calibrate if need be.
16.	Replace the countertops throughout the kitchen area. This includes the sink top, island, and small countertop next to the refrigerator. Color to be determined
17.	Supervision and management
18.	Drawings and permits

Items that have been excluded from this quote include, but is not limited to the following: breaking the office up into two offices, a new dishwasher; any women’s restroom modifications, any replacement of baseboard or door casing, any exterior storage, etc.

We will provide color samples for the paint, countertops, plank flooring, carpet, etc. that have been specified above.

If you have any questions regarding this proposal, please do not hesitate to contact me at our office at 330-497-6466. Thank you for considering Scheetz Building Corporation for your construction services.

The cost to the building owners (South Frank Professional Building) is $70,000.00.

Sincerely,

Brad R. Detwiler

Scheetz Building Corporation

Scheetz Building Corporation 8060 Frank Ave. NW North canton, OH 44720		P: 330491-64.66 F: 3 0-497-6498 www.scheetzco.com
Page 2

AGENCY DISCLOSURE STATEMENT

The real estate agent who is providing you with this form is required to do so by Ohio law. You Will not be bound to pay the agent or the agent’s brokerage by merely signing this form. Instead, the purpose of this form is to confirm that you have been advised of the role of the agent(s) in the transaction proposed below. (For purposes of this form, the term “seller’’ includes a landlord and the term “buyer” includes a tenant.)

Property Address:_________

Buyer(s): Sarah Adult Day Care Centers Inc.

Seller(s): Frank Prof. Bldg., LLC

I. TRANSACTION INVOLVING TWO AGENTS IN TWO DIFFERENT BROKERAGES

The buyer will be represented by:______________, and __________________.

AGENT(S)                          BROKERAGE

The seller will be represented by:______________, and __________________.

AGENT(S)                            BROKERAGE

II. TRANSACTION INVOLVINO TWO AGENTS IN THE SAME BROKERAGE

If two agents in. the real estate brokerage.. _____________________________________________________, represent both the buyer and the seller, check the following relationship that will apply:

☐ Agent(s)_____________________________________ work(s) for the buyer and Agent(s)_______________________________________work(s) for the seller. Unless personally involved in the transaction, the broker and managers will be ‘‘dual agents”, which is further explained on the back of this form. As dual agents they will maintain a neutral position in the transaction and they will protect all parties’ confidential information.

☐ Every agent in the brokerage represents every “client” of the brokerage. Therefore, agents,_____________ and_______________ will be working for both the buyer and seller as “dual agents”, Dual agency is explained on the back of this form. As dual agents they will maintain a neutral position in the transaction and they will protect all parties’ confidential information. Unless indicated below, neither the agent(s) nor the brokerage acting as a dual agent in this transaction has a personal, family or business relationship with either the buyer or seller. If such a relationship does exist, explain:

III. TRANSACTION INVOLVING ONLY ONE REAL ESTATE AGENT

Agent(s) Tom Jackson and real estate brokerage TJCRE will

X be “dual agents” representing both parties in this transaction in a neutral capacity. Dual agency is further explained on the back of this form. As dual agents they will maintain a neutral position in the transaction and they will protect all parties’ confidential information. Unless indicated below, neither the agent(s) nor the brokerage acting as a dual agent in this transaction has a personal, family or business relationship with either the buyer or seller. If such a relationship does exist, explain:_________________

__ represent only the (check one) __ seller or __ buyer in this transaction as a client. The other party is not represented and agrees to represent his/her own best interest. Any information provided the agent may be disclosed to the agent’s client.

CONSENT

I (we) consent to the above relationships as we enter into this real estate transaction. If there is a dual agency in this transaction, I (we) acknowledge reading the information regarding dual agency explained on the back of this form.

/s/ Jon J. Scheetz	3-30-18

BUYER/TENANT DATE SELLER/LANLORD	DATE

BUYER/TENANT DATE SELLER/LANLORD	DATE